EXHIBIT 99.1

THE MERIDIAN RESOURCE CORPORATION ANNOUNCES FIRST QUARTER
FINANCIAL RESULTS AND SHAREHOLDER RIGHTS PLAN

HOUSTON--(BUSINESS WIRE)--May 6, 1999--The Meridian Resource Corporation (NYSE:TMR) today announced record production and revenues for the first quarter 1999 period. Production increased 142% to 12.4 Bcfe from 5.1 Bcfe during the first quarter of 1998. The increase is mainly attributable to the acquisition and the successful development of the Shell properties. Despite the low commodity price environment, revenues increased 96% to $23.3 million from $11.9 million during the first quarter of 1998, again primarily a result of the acquisition and development of the Shell properties. Operating cash flow increased 37% to $7.7 million from $5.6 when compared to the same period.

For the quarter, the Company reported a net loss applicable to common shareholders of $5.0 million, or $0.11 per share, compared to a net loss of $40.9 million, or $1.22 per share, during the first quarter of 1998. The current quarter net loss was a result of lower average commodity prices of $11.44 per barrel of oil and $1.83 per MCF of natural gas, 16% and 20% decreases, respectively, compared to realized prices during the same quarter of 1998. Oil and gas operating expenses for the first quarter were $4.2 million up from $1.5 million for the first quarter 1998. This was due to the addition of the Shell properties as well as the addition of new wells brought on production during the last twelve months. On an Mcfe basis, oil and gas operating expenses were $0.34/Mcfe compared to $0.30/Mcfe during the same period last year. The $0.04/Mcfe increase was primarily attributable to the increases in the number of producing wells combined with a shift in the production mix because of the increased oil production. Severance and ad valorem taxes for the first quarter of 1999 totaled $2.2 million, an increase of $1.8 million from the same period in 1998, again as a result of an increase in production and reflecting 84% of production onshore in the 1999 period (and subject to severance taxes) compared to 35% onshore production during the same period in 1998. Unit costs per Mcfe for depletion and depreciation and amortization (D, D&A) have declined to $1.03/Mcfe, compared to $1.22/Mcfe for the same period in 1998 and $1.31/Mcf for the fourth quarter of 1998, primarily a result of reserve additions on the Shell properties and Meridian's Lily Boom prospect in Louisiana.

General and administrative expenses during the first quarter of 1999 totaled $2.8 million, an increase of $0.8 million over the first quarter of 1998, related to the increased volume of seismic assets, leases and properties. On a cost per Mcfe basis, the Company recognized a significant reduction in general and administrative expenses from $0.39/Mcfe to $0.22/Mcfe compared to the same quarter a year ago.

Capital expenditures during the first quarter of 1999 totaled $21.9 million and primarily consisted of exploration and development expenditures at the Company's North Turtle Bayou/Ramos Field, Weeks Island Field, Thornwell Field, Rockefeller Refuge prospect, South Timbalier Block 290-291 and Eugene Island Block 304. These costs were financed primarily by a combination of cash flow from operations and borrowings under the Company's credit facility. For the balance of 1999, Meridian's capital budget is focused on low risk development and exploitation projects, concentrating at the Company's Weeks Island, North Turtle Bayou/Ramos, Thornwell, Kings Bayou and Rockefeller projects. Since year-end, the Company has increased its proved reserve position from 304 BCFEq to 358 BCFEq at March 31, 1999, after deducting 12.3 BCFEq of production during the first quarter.
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The Company further announced that its board of directors has adopted a shareholders rights plan designed to provide additional negotiating leverage to the Company's board of directors in the event of a unsolicited takeover bid and to protect the Company's shareholders against inadequate offers. Under the terms of the rights plan, the Company will distribute one right for each outstanding share of common stock to holders of record at the close of business on May 17, 1999. The rights plan would be triggered if an acquiring party accumulates 15% or more of the Company's common stock.

The rights are not being distributed in response to any specific effort to acquire the Company but to protect the interests of its shareholders in the event that the Company and its shareholders are confronted with coercive or unfair takeover tactics. The rights plan is similar to those adopted by numerous other companies, the details of which will be outlined in a letter that will be mailed to shareholders.

Certain of the foregoing statements may be deemed "forward-looking statements" within the meaning of the Securities Exchange Act of 1934. Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable; there can be no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in Meridian's business are set forth in Meridian's filings with the Securities and Exchange Commission. These risks include (i) the continued production from existing wells at their current or projected levels, (ii) price changes for oil and gas, (iii) the ability of the Company to successfully complete those wells that have been logged and reflect potential production, (iv) the ability of the Company to successfully complete and produce those reserves classified as "non-producing" or "undeveloped", (v) the ability of the Company to acquire leases and timely drill its exploratory prospects, (vi) risks regarding estimates of reserves,
(vii) production risks, (viii) governmental regulations and (ix) general risks regarding the exploration for, and production of, oil and gas reserves.

The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration for and development of oil and natural gas properties utilizing 3-D seismic technology, primarily in south Louisiana, southeast Texas and offshore Gulf of Mexico. Meridian's office is located in Houston, and the stock is traded on the New York Stock Exchange under the symbol "TMR."

                   THE MERIDIAN RESOURCE CORPORATION
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (UNAUDITED)

                                                          Three months ended
                                                               March 31,
                                                       -------------------------
                                                        1999              1998
                                                       -------           -------
Revenues:
 Oil and natural gas .......................           $23,104           $11,766
 Interest and other ........................               202               131
                                                       -------           -------
                                                        23,306            11,897
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Costs and expenses:
 Oil and natural gas operating ...............           4,170            1,518
 Severance and ad valorem taxes ..............           2,239              460
 Depletion and depreciation ..................          12,687            6,259
 General and administrative ..................           2,794            1,977
 Interest ....................................           5,055            2,332
 Impairment of long-lived assets .............            --             40,278
                                                      --------         --------
                                                        26,945           52,824
                                                      --------         --------
Net loss .....................................          (3,639)         (40,927)

Preferred stock dividend .....................          (1,350)            --
                                                      --------         --------
Net loss applicable to
 common stockholders .........................        ($ 4,989)        ($40,927)
                                                      ========         ========
Net loss per share ...........................        ($   .11)        ($  1.22)
                                                      ========         ========
Weighted average common shares
 Outstanding .................................          45,817           33,451


                        THE MERIDIAN RESOURCE CORPORATION
                        FINANCIAL AND OTHER DATA SUMMARY
                                   (UNAUDITED)

                                                                       1999
                                Three months ended      1999        Percentage
                                     March 31,         Increase      Increase
                                 1999        1998      Decrease      Decrease
                               --------    --------    ---------    ----------
                                     (in thousands, except per share data)
Production:
 Oil (MBbls) ................     1,044         210          834           397%
 Natural gas (MMcf) .........     6,109       3,858        2,251            58%
 Natural gas
  equivalent (Mmcfe) ........    12,373       5,118        7,255           142%

Average sales prices:
 Oil ($/Bbl) ................  $  11.44    $  13.65    ($   2.21)          (16%)
 Natural gas ($/Mcf) ........  $   1.83    $   2.29    ($   0.46)          (20%)
 Natural gas
  equivalent ($/Mcfe) .......  $   1.87    $   2.29    ($   0.42)          (18%)

Net loss(a) .................  ($ 4,989)   ($40,927)        --            --
Net loss per share(a) .......  ($   .11)   ($  1.22)        --            --
Cash flow(b) ................  $  7,698    $  5,610         --            --

(a) Applicable to common stockholders.

(b) Cash flow includes net loss plus impairment charges, depletion and depreciation.

     CONTACT: Meridian Resource Corporation, Houston
              Joseph A. Reeves Jr., Michael J. Mayell, or
              P. Richard "Dick"Gessinger, 281/558-8080